Exhibit 10.2

Form of Indemnification Agreement entered into with Executive Officers

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this 4th day of November, 2009 (the “Effective Date”) by and between tw telecom inc. (f/k/a Time Warner Telecom Inc.), a Delaware corporation (the “Company”), and [insert name of officer] (the “Indemnitee”).

WHEREAS, the Company believes it is essential to retain and attract qualified corporate officers;

WHEREAS, the Indemnitee is an officer of the Company;

WHEREAS, both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against officers of public companies;

WHEREAS, the Company’s Bylaws (the “Bylaws”) require the Company to indemnify its officers to the extent permitted by the DGCL (as hereinafter defined);

WHEREAS, in recognition of the Indemnitee’s need for (i) substantial protection against personal liability; (ii) specific contractual assurance that the protection promised by the Bylaws will be available to the Indemnitee, regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of the Company’s Board of Directors (the “Board”) or acquisition transaction relating to the Company; and (iii) an inducement to continue to provide effective services to the Company as an officer thereof, the Company wishes to provide for the indemnification of the Indemnitee and to advance expenses to the Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies; and

WHEREAS, the Indemnitee is relying upon, and has relied upon, the rights afforded under this Agreement in accepting Indemnitee’s position as an officer of the Company.

NOW, THEREFORE, in consideration of the premises contained herein and of the Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.

(a) A “Change in Control” shall be deemed to have occurred if:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with subsections (iii)(A), (iii)(B) and (iii)(C) of this Section 1(a); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The Company consummates a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

A. all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; and

B. no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

C. at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) The stockholders of the Company approve a complete liquidation or dissolution of the Company.

(b) “DGCL” shall mean the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or interpreted; provided, however, that in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto.

(c) “Expense” shall mean attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing for any of the foregoing, any Proceeding relating to any Indemnifiable Event, including, without limitation, expert or other witness fees and the cost of responding or objection to any subpoena or other discovery request in any Proceeding relating to any Indemnifiable Event, incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that the Indemnitee is or was an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or by reason of anything done or not done by the Indemnitee in any such capacity.

(e) “Proceeding” shall mean any threatened, pending or completed action, suit, arbitration, mediation, other alternative dispute resolution proceeding, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or any inquiry or investigation, whether conducted by the Company or any other party, that the Indemnitee reasonably believes might lead to the institution of any such action.

(f) “Reviewing Party” shall mean any appropriate person or body consisting of the “independent” (as such term is defined by the NASD) member or members of the Company’s Board or any other person or body appointed by such independent member or members (including the special independent counsel referred to in Section 6) who is not a party to the particular Proceeding with respect to which the Indemnitee is seeking indemnification. If there are no independent members of the Company’s Board who are disinterested in the matter under review, the Reviewing Party will be the special independent counsel referred to in Section 6.

2. Indemnification. In the event the Indemnitee was or is a party to or is involved (as a party, witness, or otherwise) in any Proceeding by reason of (or arising in part out of) an Indemnifiable Event, whether the basis of the Proceeding by reason of (or arising in part out of) an Indemnifiable Event is the Indemnitee’s alleged action in an official capacity as an officer or in any other capacity while serving as a director, officer, employee, agent, fiduciary of the Company or any of its subsidiaries or of any other corporation, partnership, joint venture, committee, trust, benefit plan or other entity at the Company’s request, the Company shall indemnify the Indemnitee to the fullest extent permitted by the DGCL against any and all Expenses, liability, and loss (including judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any director as a result of the actual or deemed receipt of any payments under this Agreement) (collectively, “Liabilities”) reasonably incurred or suffered by such person in connection with such Proceeding. The Company shall provide indemnification pursuant to this Section 2 or Section 3 as soon as practicable, but in no event later than 30 days after it receives written demand from the Indemnitee. Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5 below, the Indemnitee shall not be entitled to indemnification pursuant to this Agreement (i) in connection with any Proceeding initiated by the Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Proceeding or (ii) on account of any suit in which final judgment is rendered against the Indemnitee pursuant to Section 16(b) of the Exchange Act for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company.

3. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

4. Advancement of Expenses. The Company shall advance Expenses to the Indemnitee within 30 days of such request (an “Expense Advance”); provided, however, that if required by applicable corporate laws such Expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company; and provided further, that the Company shall make such advances only to the extent permitted by law.

5. Review Procedure for Indemnification. Notwithstanding the foregoing, (a) the obligations of the Company under Sections 2, 3 and 4 above will be subject to the condition that the Reviewing Party has not determined (in a written opinion, in any case in which the special independent counsel referred to in Section 7 hereof is required to be involved by the terms of Section 7 hereof) that the Indemnitee would not be permitted to be indemnified under applicable law, and (b) the obligation of the Company to make an Expense Advance pursuant to Section 4 above shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Indemnitee has commenced legal proceedings in a court of competent jurisdiction pursuant to Section 6 below to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed). The Indemnitee’s obligation to reimburse the Company for Expense Advances pursuant to this Section 5 shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board, and if there has been such a Change in Control, the Reviewing Party shall be the special independent counsel referred to in Section 7 hereof.

6. Enforcement of Indemnification Rights. If the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, or if the Indemnitee has not otherwise been paid in full pursuant to Sections 2, 3 and 4 above within 30 days after a written demand has been received by the Company, the Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper to recover the unpaid amount of the demand (an “Enforcement Proceeding”) and, if successful in whole or in part, the Indemnitee shall be entitled to be paid any and all Expenses in connection with such Enforcement Proceeding and shall be entitled to interest on any amounts payable pursuant to Sections 2, 3 and 4 that are determined in the Indemnitee’s favor in the Enforcement Proceeding from the date that such amounts were properly payable under this Agreement at an annual rate of interest equal to 12%. The Company hereby consents to service of process for such Enforcement Proceeding and to appear in any such Enforcement Proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.

In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof will be on the Company to establish that the Indemnitee is not so entitled.

7. Change in Control. The Company agrees that if there is a Change in Control of the Company, then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Reviewing Party will be special independent counsel selected by Indemnitee after consultation with the Company. Such special independent counsel shall not have otherwise performed services for the Company or the Indemnitee, other than in connection with such matters, within the last five years. Such independent counsel may not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. Such counsel, among other things, must render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the special independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of special independent counsel pursuant to this Agreement.

8. Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses and Liabilities, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

9. Non-exclusivity. The rights of the Indemnitee hereunder are in addition to any other rights the Indemnitee may have under any statute, provision of the Company’s Certificate of Incorporation or Bylaws, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity at the request of the Company while holding such office. To the extent that a change in the DGCL permits greater indemnification by agreement than would be afforded currently under the Company’s Certificate of Incorporation and Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. The Company agrees that it will not amend its Certificate of Incorporation or Bylaws in a manner that would eliminate, limit or impair any rights of indemnification or advancement of expenses provided for in this Agreement. If the Board of Directors approves any such amendment in violation of this Agreement, the provisions of this Agreement will nevertheless control in the event of a conflict between this Agreement and the Company’s Certificate of Incorporation or Bylaws.

10. Liability Insurance. (a) The Indemnitee will be entitled to be covered by any insurance policy or policies maintained by the Company for directors’ and officers’ liability, to the maximum extent of the coverage available for any director or officer of the Company, the limits and terms of which coverage will be generally consistent with the Company’s coverage in effect as of the date hereof, with such reasonable modifications as are approved by the Board of Directors, in light of changes in the commercial availability and cost of coverage.

(b) If at any time prior to a Change of Control Indemnitee ceases to be a officer of the Company (other than through termination for cause) and thereafter (i) the combined limits for the traditional directors’ and officers’ Side A coverage and the dedicated excess Side A coverage for directors and officers are reduced by an amount equal to 10% or more of such limits in effect at the time of the Indemnitee’s termination, or (ii) the terms of the Company’s directors’ and officer’s liability coverage, taken as a whole, are materially less favorable to Indemnitee than the terms in effect immediately prior to Indemnitee’s termination as an officer, the Company must, without the necessity of a demand by Indemnitee, provide a fully paid directors’ and officers’ tail policy, with a minimum individual limit of $5 million for the period from the date in which the coverage change described in clauses (i) or (ii) occurs to the 6 year anniversary of Indemnitee’s termination, covering Indemnitee for claims brought subsequent to Indemnitee’s termination as an officer for acts or omissions that took place prior to such termination. Such tail policy must provide for coverage that is not materially less favorable to the Indemnitee than the Company’s dedicated excess Side A coverage in effect for the policy year in which Indemnitee’s termination occurred, to the extent that a tail policy with such terms is available.

(c) If a Change of Control occurs, the Company will continue to maintain directors’ and officers’ liability insurance on terms comparable to those of the directors’ and officers’ liability insurance in effect immediately prior to the Change of Control so long as such insurance is reasonably available at a cost not exceeding 150% of the cost thereof prior to such Change of Control; provided however, that if (i) such coverage is not available at such cost, (ii) the combined limits for the traditional Side A and dedicated excess Side A coverage for directors and officers at any time after the effective date of the Change of Control are reduced by an amount equal to 10% or more of such limits in effect immediately prior to the effective date of the Change of Control, or (iii) the terms of the Company’s directors’ and officer’s liability coverage, taken as a whole, are materially less favorable to Indemnitee than the policy terms in effect immediately prior to the effective date of the Change of Control, the Company must, without the necessity of a demand by Indemnitee, purchase for Indemnitee, upon his termination as an officer of the Company (other than through termination for cause) after such Change of Control, a fully paid directors’ and officers’ liability tail policy with a minimum individual limit of $5 million for the period from the date the Company’s obligation under this Section 10(c) arises to the 6 year anniversary of the effective date of the Indemnitee’s termination covering Indemnitee for claims brought subsequent to Indemnitee’s termination for acts or omissions that took place prior thereto. Such tail policy must provide for coverage that is not materially less favorable to the Indemnitee than the Company’s dedicated excess Side A coverage in effect for the policy year in which the Change of Control occurred , to the extent that a tail policy with such terms is available. The foregoing obligation may also be satisfied by a tail policy or policies provided by the Company or its successor pursuant to the terms of any agreement for the Change of Control transaction for a group of directors and officers covering Indemnitee for claims brought subsequent to the occurrence of a Change of Control for acts or omissions that took place prior to the occurrence of the Change of Control, if the length and terms of that tail policy are substantially equivalent to the tail coverage provided for in this Section 10(c).

(d). Indemnitee acknowledges that in order for the Company to obtain any tail coverage required by this Section 10, Indemnitee will be required to complete an application supplied by the insurer and that coverage will be subject to insurance company underwriting. The Company will provide to Indemnitee on an annual basis within 10 days of the Company’s renewal of its directors’ and officers’ liability coverage, a statement signed by an officer of the Company or a certificate of insurance describing its Side A coverage and the coverage limits and any tail coverage required by this Section 10 and certifying to the Company’s compliance with this Section 10.

11. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement (a) for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent may not be unreasonably withheld, provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the independent counsel referred to in Section 7 has approved the settlement; or (b) for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action or claim. The Company may not settle any Proceeding in any manner that would impose any penalty, limitation or other sanction or adverse finding on Indemnitee without Indemnitee’s written consent.

12. No Presumption. (a) For purposes of this Agreement, to the fullest extent permitted by law, the mere termination of any Proceeding, action, suit or claim, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(b) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action was based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by other officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company. The provisions of this Section 12(b) will not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

(c) The knowledge or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(d) If the Reviewing Party has not made a determination within 60 days after receipt by the Company of the request for indemnification, the requisite determination of entitlement to indemnification will be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 90-day period may be extended for a reasonable time, not to exceed an additional 15 days, if the Reviewing Party in good faith requires such additional time for the obtaining or evaluating of documentation or information relating thereto.

13. Amendment of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, Bylaw, vote, agreement or otherwise) of the amounts otherwise indemnifiable hereunder.

16. Company Waiver. The Company hereby agrees to waive any right it may have under the Private Securities Law Reform Act or otherwise to seek, and agrees that it will not seek, in any Proceeding a bar order eliminating or limiting Indemnitee’s indemnification or advancement rights under this Agreement.

17. Contribution. (a) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount paid or incurred by Indemnitee, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company (and its officers, directors, employees or agents), on the one hand, and Indemnitee, on the other hand, as a result of the event(s) or transaction(s) giving cause to such Proceeding; or (ii) the relative fault of the Company (and its directors, officers, employees and agents), on the one hand, and Indemnitee, on the other hand, in connection with such event(s) or transaction(s).

(b) The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(c) The Company hereby agrees to fully indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

(d) The Company agrees to waive any right it may have under the Private Securities Law Reform Act or otherwise to seek, and agrees that it will not seek, in any Proceeding a bar order eliminating or limiting Indemnitee’s contribution rights under this Section.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (with respect to the Company), including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, spouses, heirs, and personal and legal representatives. The Company must require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as an officer of the Company or of any other enterprise at the Company’s request.

19. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

22. Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, or delivered by a recognized courier service with a receipt to confirm delivery and addressed to the Company at:

tw telecom inc.

10475 Park Meadows Drive

Littleton, CO 80124

Attention: Paul B. Jones

and to the Indemnitee at:

Notice of change of address shall be effective only when done in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing or delivery if the notice is refused.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day first set forth above.

THE COMPANY:

tw telecom inc.

By:
Name:	Larissa L. Herda
Chairman, Chief Executive Officer and President

INDEMNITEE:

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